Exhibit 5

Writer’s Direct Dial: +1 212 225 2530

E-Mail: flodell@cgsh.com

December 28, 2021

American Tower Corporation

116 Huntington Avenue

Boston, Massachusetts 02116

Re: American Tower Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to American Tower Corporation, a Delaware corporation (the “Company”), in connection with a registration statement on Form S-8 (the “Registration Statement”) to be filed today with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the following shares of the Company’s common stock, par value $0.01 per share (the “Shares”): (i) 134,469 Shares subject to certain outstanding equity awards granted pursuant to the CoreSite Realty Corporation (“CoreSite”) and CoreSite, L.P. (“CoreSite L.P”) 2010 Equity Incentive Award Plan, as amended and restated on May 22, 2013 (the “CoreSite Equity Plan”), which the Company assumed and converted into equity awards in respect of Shares pursuant to the Agreement and Plan of Merger, dated as of November 14, 2021, by and among the American Tower Investments LLC, Appleseed Holdco LLC, Appleseed OP Merger Sub LLC, CoreSite, CoreSite L.P. and the Company (the “Merger Agreement”) and (ii) 1,408,383 Shares that will be available for future issuance under the American Tower 2007 Equity Incentive Plan, as amended (the “American Tower Plan”), and that were previously available for issuance under the CoreSite Equity Plan and were assumed and converted into Shares in connection with the transactions contemplated by the Merger Agreement.

We have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

American Tower Corporation, p.2

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, when issued in accordance with the terms of the CoreSite Equity Plan or the American Tower Plan, respectively, at prices not less than the par value thereof, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the use of this opinion as a part (Exhibit 5.1) of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder. The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Francesca L. Odell
Francesca L. Odell, a Partner